THE WORLD FUNDS, INC.
                              WORLD INSURANCE TRUST

                               WRITTEN CONSENT OF
                        THE BOARDS OF TRUSTEES/DIRECTORS

     The undersigned, being all of the members (the "Board Members") of the Board of Directors of The World Funds, Inc. (the "Company") and the Board of Trustees of World Insurance Trust (the "Trust" and together with the Company, the "Funds"), do hereby consent in writing that the following resolutions shall have the same force and effect as if adopted at a meeting of the Boards duly called and held in accordance with applicable law and the Trust's Declaration of Trust, as amended, the Company's Articles of Incorporation, as amended and supplemented, and the Funds' By-Laws, as amended.

                              The World Funds, Inc.
                              World Insurance Trust
                         Approval of Joint Fidelity Bond

      RESOLVED, that, having considered all relevant factors, including, but not limited to, the value of the aggregate assets of the Funds to which an employee may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the portfolio securities of the Funds, the Board Members find that the participation in the joint Fidelity Bond on behalf of the Funds in the amount of $3 million is the best interests of the Funds, and they hereby approve and ratify such joint Fidelity Bond;

      FURTHER RESOLVED, that the Board Members find that the premium is fair and reasonable, provided that the allocation of the premium be in accordance with the formula as presented to the Board Members;

      FURTHER RESOLVED, that the portion of the premium payable by each series of the Funds for coverage under the joint Fidelity Bond for the period March 31, 2009 to March 31, 2010, as presented, is hereby approved and ratified, taking all relevant factors into account, including, but not limited to, the number of the other parties named as insureds, the nature of the business activities of such parties, the amount of the bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insured and the extent to which the share of the premium allocated to a series is less than the premium such series would have had to pay if it had provided and maintained a single insured bond;

      FURTHER RESOLVED, that the officers of the Funds are hereby directed to:

      (1) File with the Securities and Exchange Commission (the "SEC") within 10 days after execution of the joint Fidelity Bond or amendment thereof: (i) a copy of the bond; (ii) a copy of each resolution of the Board including a majority of the Board Members who are not "interested persons," approving the amount, type, form and coverage of such bond and the portion of the premium to be paid by the Funds;
           (iii) a statement showing the amount the Funds would have provided or maintained had it not been named as an insured under a joint insured bond; (iv) a statement as to the period for which the premiums for such bond have been paid; and (v) a copy of each agreement between the Funds and all other named insured entered into pursuant to Rule 17g-l(f) under the Investment Company Act of 1940, as amended; and
           (vi) a copy of any amendment to such Agreement within 10 days after the execution of such amendment;

      (2) File with the SEC, in writing, within five days after the making of a claim under the bond by the Funds, a statement of the nature and amount thereof;

      (3) File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under the bond of the Funds; and

      (4) Notify by registered mail each Board Member at his or her last known residence of: (i) any cancellation, termination or modification of the bond, not less than 45 days prior to the effective date of the cancellation, termination or modification; (ii) the filing and the settlement of any claims under the bond by the Funds at any time the filings required under (2) and (3) above are made with the SEC; and
           (iii) the filing and proposed terms of settlement of any claim under the bond by any other named insured, within five days of the receipt of a notice from the fidelity insurance company.

      RESOLVED, that the appropriate officers of the Funds be, and each hereby is, authorized and directed to do or cause to be done all such other acts and things and to make, execute and deliver any and all such papers, documents, including all necessary state and SEC filings, in the name and on behalf of the Funds, as they, or any of them, may deem necessary or desirable to carry out the intent of the foregoing resolutions, such determination to be conclusively evidenced by such actions, papers and/or documents.

                              The World Funds, Inc.
                            The World Insurance Trust
                      Approval of D&O/E&O Insurance Policy

      RESOLVED, that having considered all relevant factors, the Board Members have determined that (i) the participation in the D&O/E&O Policy issued by ICI Mutual Insurance Company is in the best interests of the Funds and each of their series; and (ii) the portion of the premium allocated to each Fund for such D&O/E&O Policy, based upon its proportionate share of the aggregate premiums that would have been paid if the insured party had purchased separate policies is, consistent with the provisions of Rule 17d-1(d)(7) under the Investment Company Act of 1940, as amended, fair and reasonable; and be it

      FURTHER RESOLVED, that the D&O/E&O Policy be, and it hereby is, approved.

      RESOLVED, that the appropriate officers of the Funds be, and each hereby is, authorized and directed to do or cause to be done all such other acts and things and to make, execute and deliver any and all such papers, documents, including all necessary state and SEC filings, in the name and on behalf of the Funds, as they, or any of them, may deem necessary or desirable to carry out the intent of the foregoing resolutions, such determination to be conclusively evidenced by such actions, papers and/or documents.

      This Written Consent, which may be executed in a number of counterparts, all of which shall be deemed one and the same instrument, shall be effective when signed by a majority of the Trustees/Directors and a majority of the Trustees/Directors who are not interested persons of the Trust/Company, and shall have the same effect as a vote adopted at a meeting of the Boards of the Funds.

      IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the 20th day of April, 2009.


/s/  Samuel Boyd, Jr.                    /s/  William E. Poist



/s/  Paul M. Dickinson                   /s/  Joseph Mastoloni



/s/  John Pasco, III


     As Secretary, I hereby certify that the foregoing resolutions were adopted unanimously by the Board, including all Independent Directors at an in-person meeting as set forth above.

     IN WITNESS WHEREOF, I have herunto set my hand this 16th day of July 2009.

                                    /s/ Karen Shupe
                                    Karen Shupe
                                    Secretary

     Had the above referenced investment company not been named as insured under a joint insured bond, pursuant to section 17g-1(g)(1)(B)(iii), each of them would have provided and maintained a single insured bond in the amounts set forth below:

1.      The World Funds, Inc.           $900,000
2.      World Insurance Trust           $225,000
3.      American Growth Fund            $200,000
4.      World Funds Trust               $200,000
5.      DGHM                            $300,000

     The premium that has been paid under the Joint Insured Fidelity Bond covers the period from March 31, 2009 to March 31, 2010 for an aggregate coverage amount of $3,000,000. The premium that has been paid for The World Funds, Inc. under the Joint Insured Fidelity Bond covers the Trust for the period from March 31, 2009 to March 31, 2010.